Exhibit 99.1
FOR IMMEDIATE RELEASE
JULY 29, 2015

Seventy Seven Energy Inc. Announces
Second Quarter 2015 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, July 29, 2015 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the second quarter of 2015. Key information related to SSE for the second quarter is as follows:

•	Consolidated Adjusted EBITDA of $44.3 million and Hydraulic Fracturing Adjusted EBITDA of $18.2 million

•	Positive free cash flow for the quarter of $82.0 million

•	Exercised $100 million accordion feature under its Term Loan

•	Repurchased and cancelled $40.0 million in aggregate principal amount of its 6.5% Senior Notes due 2022

SSE reported total revenues of $295.1 million for the second quarter of 2015, a 31% decrease compared to revenues of $429.8 million for the first quarter of 2015, and a 46% decrease compared to revenues of $549.5 million for the second quarter of 2014. During the second quarter of 2015, SSE sold its drilling rig relocation and logistics business (Hodges Trucking Company, L.L.C.) and water hauling assets. Assuming these transactions occurred on January 1, 2014, SSE’s adjusted revenues were $281.6 million and adjusted EBITDA was $44.3 million for the second quarter of 2015, compared to adjusted revenues of $400.6 million and adjusted EBITDA of $93.3 million for the first quarter of 2015 and adjusted revenues of $452.7 million and adjusted EBITDA of $114.8 million for the second quarter of 2014.

Adjusted net loss, which excludes impairments, gains or losses on sales of property and equipment, severance-related costs, loss on sale of the drilling rig relocation and logistics business, and gains on debt extinguishment, was ($46.8) million, or ($0.93) per fully diluted share. Net loss for the second quarter of 2015 was ($74.7) million, or ($1.50) per fully diluted share, compared to net loss of ($37.6) million, or ($0.78) per fully diluted share, for the first quarter of 2015 and net income of $21.7 million, or $0.46 per fully diluted share, for the second quarter of 2014.

Adjusted revenues, adjusted EBITDA, free cash flow and adjusted net loss are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 9 - 13 of this release.

“Given the challenging market environment, we are pleased with our financial and operational results this quarter,” Chief Executive Officer Jerry Winchester said. “Despite decreasing activity levels from our customers and further pricing pressure, we executed several strategic initiatives that strengthen our ability to weather this downturn. By exercising the $100 million accordion feature under our Term Loan and divesting our drilling rig relocation and logistics business and water hauling assets, we have enhanced our liquidity and streamlined our business to focus on the best returning assets in our portfolio."

“The success of our customer diversification strategy across all of our business segments is evident in our quarterly numbers. In addition to an experienced management team, we have a modern, high-quality asset base and diversified footprint that will continue to provide a strong foundation from which our business can grow.”

Drilling

SSE’s drilling segment contributed revenues of $100.4 million and adjusted EBITDA of $38.3 million during the second quarter of 2015, compared to revenues of $166.1 million and adjusted EBITDA of $64.0 million for the first quarter of 2015 and revenues of $189.2 million and adjusted EBITDA of $68.9 million for the second quarter of 2014. The decrease in revenues for the second quarter of 2015 compared to the first quarter of 2015 was primarily due to a 51% decline in revenue days associated with additional contracted rigs being idled during the quarter due to the reduction in U.S. drilling activity.

The percentage of revenues from non-CHK customers declined during the quarter, decreasing from 41% to 36% of total segment revenues for the second quarter of 2015 compared to the first quarter of 2015. As of June 30, 2015, approximately 44% of our active rigs were contracted by non-CHK customers and we had a total drilling revenue backlog of $574.3 million with an average duration of 17 months.

Operating costs were $57.1 million during the second quarter of 2015, compared to $98.1 million for the first quarter of 2015 and $118.4 million for the second quarter of 2014. Average operating costs per revenue day in the second quarter of 2015 increased 17% from the first quarter of 2015, which was primarily driven by a 24% increase in labor-related costs per revenue day due to the rapid pace at which drilling rigs were idled during the quarter. As a percentage of drilling revenues, drilling operating costs were 57% for the second quarter of 2015, 59% for the first quarter of 2015 and 63% for the second quarter of 2014.

As of June 30, 2015, the Company’s marketed fleet consisted of 28 Tier 1 rigs, including 18 PeakeRigs™, 57 Tier 2 rigs and three Tier 3 rigs. Additionally, 74% of the Company’s marketed fleet are multi-well pad capable rigs. SSE currently has seven additional contracted PeakeRigs™ under construction currently scheduled to be delivered over the next eight months. At quarter end, 51 rigs were under contract, of which 24 were idle.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed revenues of $163.4 million and adjusted EBITDA of $18.2 million during the second quarter of 2015, compared to revenues of $202.0 million and adjusted EBITDA of $26.3 million for the first quarter of 2015 and revenues of $226.1 million and adjusted EBITDA of $41.7 million for the second quarter of 2014. The decrease in revenues from the first quarter of 2015 to the second quarter of 2015 was primarily due to a 16% decrease in revenue per stage. Revenues from non-CHK customers as a percentage of total segment revenues increased from 7% in the first quarter of 2015 to 21% in the second quarter of 2015. As of June 30, 2015, our hydraulic fracturing revenue backlog, based on then current market prices, was $560.3 million with an average duration of 14 months.

Average operating costs per stage in the second quarter decreased 15% from the first quarter of 2015. The decrease in average operating costs per stage for the second quarter of 2015 compared to the first quarter of 2015 was primarily due to a 19% decline in product costs, which is the result of leveraging our logistics infrastructure advantage and closely managing our supply chain. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 86% for the second quarter of 2015, 85% for the first quarter of 2015 and 79% for the second quarter of 2014.

As of June 30, 2015, SSE owned 10 hydraulic fracturing fleets with an aggregate of 400,000 horsepower, and seven of these fleets were contracted by CHK in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE’s oilfield rentals segment contributed revenues of $17.8 million and adjusted EBITDA of ($4.1) million during the second quarter of 2015, compared to revenues of $32.5 million and adjusted EBITDA of $7.8 million for the first quarter of 2015 and revenues of $39.0 million and adjusted EBITDA of $13.8 million for the second quarter of 2014. Revenues from non-CHK customers as a percentage of total segment revenues increased from 44% in the first quarter of 2015 to 62% in the second quarter of 2015. Revenues during the quarter were negatively impacted by the rapid pace at which CHK reduced their capital spending coupled with the reduction in U.S. drilling and completions activity.

Operating costs were $20.2 million during the second quarter of 2015, compared to $23.6 million for the first quarter of 2015 and $24.5 million for the second quarter of 2014. As a percentage of oilfield rental revenues, operating costs were 114% for the second quarter of 2015, 73% for the first quarter of 2015 and 63% for the second quarter of 2014. Labor-related costs as a percentage of revenues increased by 50% during the second quarter of 2015 due to the rapid pace at which CHK reduced its capital spending coupled with the broader reduction in U.S. drilling and completions activity.

Former Oilfield Trucking

During the second quarter of 2015, SSE sold Hodges Trucking Company, L.L.C. (“Hodges”) to a wholly-owned subsidiary of Aveda Transportation and Energy Services Inc. (“Aveda”) for aggregate consideration of $42.0 million, subject to a customary post-closing working capital adjustment, consisting of $15.0 million in cash and a $27.0 million secured promissory note due June 15, 2020 (the “Note Receivable”). The Note Receivable bears a fixed interest rate of 9.00% per annum, which is payable quarterly in arrears beginning on June 30, 2015. Aveda can, at any time, make prepayments of principal before the maturity date without premium or penalty. At the time of the sale, Hodges provided drilling rig relocation and logistics services, operating 270 rig relocation trucks and 65 cranes and forklifts. The sale did not include the land and buildings used in Hodges’ operations. SSE recognized a loss of $35.0 million on the sale.

SSE also sold its water hauling assets during the second quarter of 2015 for $6.5 million. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment.

SSE’s oilfield trucking segment contributed revenues of $13.5 million during the second quarter of 2015, compared to revenues of $29.2 million for the first quarter of 2015 and revenues of $55.5 million for the second quarter of 2014. Operating costs were $18.4 million during the second quarter of 2015, compared to $36.3 million for the first quarter of 2015 and $51.5 million for the second quarter of 2014.

General and Administrative Expenses

General and administrative expenses were $34.8 million in the second quarter of 2015, compared to $33.9 million in the first quarter of 2015 and $19.4 million in the second quarter of 2014. General and administrative expenses include non-cash compensation of $8.6 million and $9.5 million, charges of $2.7 million and $5.6 million for services provided by CHK pursuant to the transition services agreement, and severance-related costs of $3.1 million and $1.4 million for the second quarter of 2015 and the first quarter of 2015, respectively. Included in the non-cash compensation expenses and severance-related costs for the second quarter of 2015 are $2.1 million and $0.6 million, respectively, related to the sale of Hodges. During the second quarter of 2015, SSE terminated all remaining services being provided by CHK under the transition services agreement with CHK. During the first and second quarter of 2014, we were a wholly-owned subsidiary of CHK and the majority of our general and administrative expense was recognized on an allocated basis.

Liquidity

During the Current Quarter, SSE entered into an incremental $100.0 million junior lien financing under its term loan facility and received net proceeds of $94.5 million. Additionally, SSE repurchased and cancelled $40.0 million in aggregate principal amount of its 6.5% Senior Notes due 2022 (the “2022 Notes”) in multiple transactions for $26.4 million. SSE recognized a gain on extinguishment of debt of $13.1 million, which includes accelerated amortization of deferred financing costs of $0.5 million.

As of June 30, 2015, SSE had no borrowings outstanding under its $275.0 million revolving bank credit facility. As of July 27, 2015, we had availability of $188.1 million which included no borrowings and $10.2 million for letters of credit and had cash of $117.5 million. Capital expenditures totaled $50.1 million during the second quarter of 2015, which primarily consisted of investment in new PeakeRigs™. SSE currently expects its total capital expenditures to be approximately $200.0 million for 2015. Once SSE has completed its planned growth capital expenditures, it intends to shift its focus toward using excess cash flows from operations to reduce outstanding long-term debt.

Conference Call Information

SSE will host a conference call on Wednesday, July 29, 2015 at 9:00 a.m. CDT to discuss its second quarter 2015 financial and operational results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 73494373. SSE encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CDT. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call’s completion until August 20, 2015. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 73494373.

The conference call will also be webcast live on www.77nrg.com in the “investors” section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. SSE’s services include drilling, hydraulic fracturing and oilfield rentals and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica

shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the estimated rate per stage, based on the then current contract prices, by the number of guaranteed stages remaining under the contract. Our Services Agreement for hydraulic fracturing with Chesapeake provides for periodic adjustments of the rates we may charge for our services thereunder, which will be negotiated based on then prevailing market pricing and in the future may be higher or lower than the current rates we charge. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. We compute average duration for our contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for our drilling rigs under contract and our remaining hydraulic fracturing fleets under contract, respectively. Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. We calculate our contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result, revenues could differ materially from the backlog and early termination amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, and our 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), our former parent company.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues:
Revenues	$295,128	$549,466	$724,915	$1,059,176
Operating Expenses:
Operating costs	239,127	406,586	570,738	816,174
Depreciation and amortization	72,950	71,829	157,925	144,294
General and administrative	34,815	19,368	68,727	40,254
Loss on sale of a business	34,989	—	34,989	—
Losses (gains) on sales of property and equipment, net	9,010	(8,964)	13,220	(7,986)
Impairments and other	8,882	3,172	15,154	22,980
Total Operating Expenses	399,773	491,991	860,753	1,015,716
Operating (Loss) Income	(104,645)	57,475	(135,838)	43,460
Other (Expense) Income:
Interest expense	(24,968)	(17,615)	(48,484)	(32,307)
Gains on extinguishment of debt	13,085	—	13,085	—
Income (loss) from equity investees	136	(4,500)	1,108	(5,417)
Other income	1,043	386	947	757
Total Other Expense	(10,704)	(21,729)	(33,344)	(36,967)
(Loss) Income Before Income Taxes	(115,349)	35,746	(169,182)	6,493
Income Tax (Benefit) Expense	(40,679)	14,036	(56,911)	3,338
Net (Loss) Income	$(74,670)	$21,710	$(112,271)	$3,155

(Loss) Earnings Per Common Share
Basic	$(1.50)	$0.46	$(2.30)	$0.07
Diluted	$(1.50)	$0.46	$(2.30)	$0.07

Weighted Average Common Shares Outstanding
Basic	49,788	46,932	48,869	46,932
Diluted	49,788	46,932	48,869	46,932

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2015	December 31, 2014
	(In thousands, except share amounts)
Assets:
Current Assets:
Cash	$118,335	$891
Accounts receivable, net of allowance of $5,319 and $3,311 at June 30, 2015 and December 31, 2014, respectively	261,061	421,555
Inventory	22,895	25,073
Deferred income tax asset	4,031	7,463
Prepaid expenses and other	13,468	19,072
Total Current Assets	419,790	474,054
Property and Equipment:
Property and equipment, at cost	2,596,251	2,749,886
Less: accumulated depreciation	(1,006,500)	(982,833)
Total Property and Equipment, Net	1,589,751	1,767,053
Other Assets:
Equity method investment	9,036	7,816
Goodwill	27,434	27,434
Intangible assets, net	—	5,420
Deferred financing costs	27,508	23,851
Other long-term assets	33,684	6,924
Total Other Assets	97,662	71,445
Total Assets	$2,107,203	$2,312,552
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$37,239	$45,657
Current portion of long-term debt	5,000	4,000
Other current liabilities	156,471	215,752
Total Current Liabilities	198,710	265,409
Long-Term Liabilities:
Deferred income tax liabilities	98,930	159,273
Long-term debt, excluding current maturities	1,600,750	1,594,500
Other long-term liabilities	1,928	2,347
Total Long-Term Liabilities	1,701,608	1,756,120
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 56,248,249 and 51,158,968 shares at June 30, 2015 and December 31, 2014, respectively	563	512
Paid-in capital	329,726	301,644
Accumulated deficit	(123,404)	(11,133)
Total Stockholders’ Equity	206,885	291,023
Total Liabilities and Stockholders’ Equity	$2,107,203	$2,312,552

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET (LOSS) INCOME	$(112,271)	$3,155
ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	157,925	144,294
Amortization of sale/leaseback gains	—	(5,139)
Amortization of deferred financing costs	2,135	3,972
Gains on extinguishment of debt	(13,085)	—
Loss on sale of a business	34,989	—
Losses (gains) on sales of property and equipment, net	13,220	(7,986)
Impairments and other	15,154	14,531
(Income) loss from equity investees	(1,108)	5,417
Provision for doubtful accounts	2,584	1,115
Non-cash compensation	31,486	—
Deferred income tax (benefit) expense	(56,911)	2,642
Other	(810)	87
Changes in operating assets and liabilities	86,369	(40,154)
Net cash provided by operating activities	159,677	121,934
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(90,724)	(256,778)
Proceeds from sales of assets	16,367	60,939
Proceeds from sale of a business	15,000	—
Additions to investments	(112)	(131)
Other	3,392	35
Net cash used in investing activities	(56,077)	(195,935)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	160,100	716,500
Payments on revolving credit facility	(210,600)	(1,099,100)
Proceeds from issuance of senior notes, net of offering costs	—	493,825
Payments to extinguish senior notes	(26,405)	—
Proceeds from issuance of term loan, net of issuance costs	94,481	393,879
Payments on term loan	(2,250)	—
Deferred financing costs	(784)	(2,385)
Distributions to CHK	—	(421,920)
Other	(698)	—
Net cash provided by financing activities	13,844	80,799
Net increase in cash	117,444	6,798
Cash, beginning of period	891	1,678
Cash, end of period	$118,335	$8,476

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows — (Continued)
(Unaudited)

Supplemental disclosures to the condensed consolidated financial statements of cash flows are presented below:

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
(Decrease) increase in other current liabilities related to purchases of property and equipment	$(8,991)	$4,601
Note receivable received as consideration for sale of a business	$27,000	$—
Property and equipment distributed to CHK at spin-off	$—	$(792)
Property and equipment contributed from CHK at spin-off	$—	$190,297
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$48,146	$28,083

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Spin-off, Adjusted EBITDA, Adjusted Revenues and Free Cash Flow

During the Current Quarter, SSE sold Hodges Trucking Company, L.L.C. (“Hodges”), which provided drilling rig relocation and logistics services, to a wholly-owned subsidiary of Aveda Transportation and Energy Services Inc. (“Aveda”). SSE’s adjusted revenues assume this transaction occurred on January 1, 2014.

During the Current Quarter, SSE sold its water hauling assets to various third parties. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

On June 30, 2014, SSE separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions, which is referred to as the “spin-off.” As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to CHK and sold its crude hauling assets to a third party. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

“Adjusted EBITDA”, “adjusted revenues” and “free cash flow” are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues and free cash flow as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”).

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted revenues should not be considered in isolation or as a substitute for revenues prepared in accordance with GAAP. However, our management uses adjusted revenues to evaluate our period over period operating performance because our management believes this measure improves the comparability of our continuing businesses and for the same reasons believes this measure may be useful to an investor in evaluating our operating performance.

Free cash flow should not be considered in isolation or as a substitute for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to SSE’s reported cash flow statements prepared in accordance with GAAP. Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures.

Consolidated Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(74,670)	$21,710	$(37,601)	$(112,271)	$3,155
Add:
Interest expense	24,968	17,615	23,516	48,484	32,307
Gains on extinguishment of debt	(13,085)	—	—	(13,085)	—
Income tax (benefit) expense	(40,679)	14,036	(16,232)	(56,911)	3,338
Depreciation and amortization	72,950	71,829	84,975	157,925	144,294
Loss on sale of a business	34,989	—	—	34,989	—
Losses (gains) on sales of property and equipment, net	9,010	(8,964)	4,210	13,220	(7,986)
Impairments and other	8,882	3,172	6,272	15,154	22,980
Impairment of equity method investment	—	4,500	—	—	4,500
Non-cash compensation	13,131	(146)	18,355	31,486	—
Severance-related costs	3,102	123	1,404	4,506	290
Rent expense on buildings and real estate transferred from CHK(a)	—	4,081	—	—	8,187
Rig rent expense(b)	—	6,016	—	—	15,075
Interest income	(108)	—	—	(108)	—
Less:
Drilling rig relocation and logistics Adjusted EBITDA	(5,886)	5,260	(3,859)	(9,745)	8,217
Water hauling Adjusted EBITDA	55	817	(4,586)	(4,531)	(74)
Geosteering Adjusted EBITDA	—	763	—	—	957
Crude hauling Adjusted EBITDA	—	(4,521)	—	—	(5,066)
Compression unit manufacturing Adjusted EBITDA	—	6,357	—	—	13,073
Non-recurring credit to stock-based compensation expense	—	10,530	—	—	10,530
Adjusted EBITDA	$44,321	$114,766	$93,344	$137,665	$198,503

(a)
Rent on buildings and real estate transferred from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the condensed consolidated statements of operations. Our operating costs include $4.0 million and $8.0 million of rent expense associated with our lease of these facilities for the Prior Quarter and Prior Period, respectively. Our general and administrative expenses include $0.1 million and $0.2 million of rent expense associated with our lease of these facilities for the Prior Quarter and Prior Period, respectively.

(b)
Rig rent expense associated with our lease of drilling rigs is included in operating costs on the condensed consolidated statements of operations. As of December 31, 2014, we had repurchased all of our drilling rigs.

Drilling Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(9,689)	$9,541	$479	$(9,210)	$7,182
Add:
Income tax (benefit) expense	(5,279)	5,941	207	(5,072)	4,612
Depreciation and amortization	38,202	34,398	49,539	87,739	69,301
Losses on sales of property and equipment, net	3,564	14,086	4,386	7,951	15,795
Impairments and other	8,688	3,172	3,729	12,417	22,773
Non-cash compensation	2,344	—	5,326	7,669	—
Severance-related costs	512	—	344	856	63
Rent expense on buildings and real estate transferred from CHK	—	809	—	—	1,688
Rig rent expense	—	6,016	—	—	15,075
Less:
Geosteering Adjusted EBITDA	—	763	—	—	957
Non-recurring credit to stock-based compensation expense	—	4,318	—	—	4,318
Adjusted EBITDA	$38,342	$68,882	$64,010	$102,350	$131,214

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(457)	$11,722	$6,054	$5,597	$12,317
Add:
Income tax (benefit) expense	(248)	7,443	2,613	2,365	8,052
Depreciation and amortization	17,804	17,851	16,277	34,081	35,960
Losses (gains) on sales of property and equipment, net	4	—	(5)	(1)	—
Impairments and other	—	—	—	—	207
Impairment of equity method investment	—	4,500	—	—	4,500
Non-cash compensation	1,043	—	1,238	2,281	—
Severance-related costs	60	—	81	141	—
Rent expense on buildings and real estate transferred from CHK	—	630	—	—	1,259
Less:
Non-recurring credit to stock-based compensation expense	—	477	—	—	477
Adjusted EBITDA	$18,206	$41,669	$26,258	$44,464	$61,818

Oilfield Rentals Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(9,682)	$340	$(3,509)	$(13,191)	$(1,796)
Add:
Income tax (benefit) expense	(5,275)	225	(1,515)	(6,790)	(1,013)
Depreciation and amortization	10,575	13,368	12,172	22,747	26,715
Gains on sales of property and equipment, net	(277)	(183)	(171)	(448)	(925)
Non-cash compensation	523	—	861	1,384	—
Severance-related costs (credits)	34	—	(46)	(12)	24
Rent expense on buildings and real estate transferred from CHK	—	695	—	—	1,415
Less:
Non-recurring credit to stock-based compensation expense	—	601	—	—	601
Adjusted EBITDA	$(4,102)	$13,844	$7,792	$3,690	$23,819

Consolidated Adjusted Revenue

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Revenue	$295,128	$549,466	$429,787	$724,915	$1,059,176
Less:
Drilling rig relocation and logistics revenues	10,578	32,203	23,830	34,408	63,037
Water hauling revenues	2,933	12,718	5,398	8,331	24,780
Compression unit manufacturing revenues	—	39,320	—	—	74,650
Geosteering revenues	—	2,014	—	—	3,940
Crude hauling revenues	—	10,530	—	—	23,829
Adjusted Revenue(a)	$281,617	$452,681	$400,559	$682,176	$868,940

(a)
“Adjusted revenue” is a non-GAAP financial measure we define as revenues before revenues associated with our rig relocation and logistics business and water hauling assets that were sold in the Current Quarter, our compression unit manufacturing business and geosteering businesses that were distributed to CHK, and our crude hauling assets that were sold to a third party as part of the spin-off.

Free Cash Flow

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net cash provided by operating activities	$132,164	$67,352	$27,513	$159,677	$121,934
Less:
Additions to property and equipment	$50,117	$138,207	$40,607	$90,724	$256,778
Free cash flow	$82,047	$(70,855)	$(13,094)	$68,953	$(134,844)

Adjusted Net Loss and Adjusted Diluted Earnings per Share

Three Months Ended June 30, 2015
(In thousands, except per share amounts)
Adjusted Net Loss(a):
Net loss	$(74,670)
Plus:
Impairments, net of tax	5,773
Losses on sales of property and equipment, net of tax	5,857
Severance-related costs, net of tax	2,016
Loss on sale of a business, net of tax	22,743
Less:
Gains on extinguishment of debt, net of tax	8,505
Adjusted Net Loss	$(46,786)

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(1.50)
Plus:
Diluted earnings per share from impairments	0.12
Diluted earnings per share from losses on sales of property and equipment	0.12
Diluted earnings per share from severance-related costs	0.04
Diluted earnings per share from loss on sale of a business	0.46
Less:
Diluted earnings per share from gains on extinguishment of debt	0.17
Adjusted Diluted Earnings per Share	$(0.93)

(a)
Adjusted net loss excludes the impact of non-recurring charges due to impairments, losses on sales of property and equipment, severance-related costs, loss on sale of a business, and gains on extinguishment of debt, all net of tax, incurred during the second quarter.